                                                                    Exhibit 11.1
                                                                    ------------

                             THOUSAND TRAILS, INC.
               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                   (DOLLARS AND COMMON SHARES IN THOUSANDS)


                                                                         Three Months Ended September 30,
                                                                         --------------------------------
                                                                              1997              1996
                                                                         -------------     --------------
                                                                                             (Restated)
PRIMARY:

Weighted average number of common shares outstanding                             7,386             6,743
Weighted average common stock equivalents (vested options granted under the Company's employee and director stock option plans and
 warrants)                                                                         907                58
                                                                         -------------     -------------

Weighted average number of common shares outstanding                             8,293             6,801
                                                                         =============     =============

Net income allocable to common shareholders                              $       5,986     $       1,575
                                                                         =============     =============

Primary net income per common share                                      $        0.72     $        0.23
                                                                         =============     =============

FULLY DILUTED:

Weighted average number of common shares outstanding                             7,386             6,743
Weighted average common stock equivalents (options granted under the Company's employee and director stock option plans and
 warrants)                                                                       1,027               189
                                                                         -------------     -------------

Weighted average number of common shares outstanding                             8,413             6,932
                                                                         =============     =============

Net income allocable to common shareholders                              $       5,986     $       1,575
                                                                         =============     =============

Fully diluted net income per common share                                $        0.71     $        0.23
                                                                         =============     =============


Note that the calculation for the three months ended September 30, 1996, has been restated to reflect the change in accounting method adopted by the Company in fiscal 1997, and retroactively applied to all reporting periods presented (see Note 1 to the consolidated financial statements included in Item 1 of Part
I).

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